Exhibit 99.(p)(18)

Manning Napier Zisler LLC

Code of Ethics

Created January 2009

If you have any questions regarding the procedures for complying with this Code of Ethics, please direct all questions to Matthew Zisler, the Chief Compliance Officer (“CCO”) of Manning Napier Zisler LLC (“MNZ”).

Adoption of the Code of Ethics. This Code of Ethics (the “Code”) has been adopted by MNZ in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) and Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”). This Code establishes rules of conduct for all employees of MNZ and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that MNZ and its employees owe a fiduciary duty to MNZ’s clients, including mutual funds, to conduct their affairs, including their personal securities transactions, in such a manner as to avoid:

(i)	serving their own personal interests ahead of clients,

(ii)	taking inappropriate advantage of their position with the firm, and

(iii)	any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

All employees of the firm are required to comply with the Federal Securities Laws (as defined in Appendix B).

Why this Code applies to You. This Code applies to you because you owe fiduciary duties to the firm’s clients. You should have received a letter telling you whether you are an Access Person or an Investment Person. Investment Persons have more restrictions on their personal investments than Access Persons. Note: When an Access Person is used in this Code it shall include both Access Person and Investment Person, except where otherwise noted. MNZ is required to provide each employee with a copy of this Code and any amendments and each employee must submit a written acknowledgement of the receipt of the Code and any amendments.

Persons Covered by the Code (“Supervised Persons”).

•	Directors and officers of MNZ;

•	Employees; and

•	Temporary workers, interns, consultants, certain employees of affiliates or particular persons designated by the CCO.

What Securities Are Covered by this Code. With the exception of those securities excluded below, this Code covers all securities (and any options or warrants to purchase or sell the same) and are referred to as “Covered Securities.” Examples of Covered Securities are common stock, preferred stock, exchange-traded funds (“ETFs”), real estate investment trusts (“REITs”), unit investment trusts (“UITs”), accelerated return notes (“ARNs”), closed-end mutual funds, options, bonds, limited partnerships, private placements, private securities, derivatives, etc. Covered Securities that are held by Manning & Napier Fund, Inc. (the “Fund”) are referred to as “Fund Securities.”

What Securities Are Not Covered by this Code. Covered Securities do not include the following:

•	U.S. Government securities

•	Bankers’ Acceptances

•	Bank Certificates of Deposit

•	Commercial Paper

•	High Quality Short-term Debt Instruments (including repurchase agreements)

•	Shares of registered open-end investment companies, including real estate securities mutual funds, other than exchange-traded funds or Reportable Funds (as defined in Appendix B)

•	Shares of money market funds

•	Futures on currencies and commodities such as metals, grains, energy, and lumber

•	Currencies

What Accounts Are Covered by this Code. This Code covers all securities accounts in which any Access Person (as defined in Appendix B) has or may have any direct or indirect Beneficial Ownership (as defined in Appendix B) in a Covered Security (the “Covered Accounts”). Each Access Person with a Covered Account will be required to hold such account at the selected designated brokers, Charles Schwab or TD Ameritrade, with the exception of those Access Persons who have been granted exemptions by the CCO.

REPORTING REQUIREMENTS:

A. Initial Holdings Reports/Disclosure of all Covered Accounts. Each Access Person is required to provide an initial holdings report disclosing the securities he or she beneficially owns, and each Covered Account that is maintained, within 10 days of the date upon which he or she becomes an Access Person. The initial holdings report must contain the following information: (i) title, number of shares and aggregate value for equity securities, and principal amount for debt securities; (ii) the name of each broker, dealer or bank with which he or she maintains an account; and (iii) the date the report is submitted. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. In addition, each Access Person must notify a Review Officer (as defined in Appendix C) or the CCO within 10 days of the opening of any additional accounts.

B. Annual Holdings Reports. Each Access Person is required to provide a report disclosing the securities he or she has direct or indirect beneficial ownership as of December 31st of that year. The report must contain the following information: (i) title, number of shares and aggregate value for equity securities, and principal amount for debt securities; (ii) the name of each broker, dealer or bank with which he or she maintains a Covered Account; and (iii) the date the report is submitted. The report must be submitted by January 31st of the following year. If the Access Person cannot provide the annual holdings report by January 31st, he or she must contact a Review Officer (as defined in Appendix C) or the CCO and obtain permission to submit the report at a later date.

C. Quarterly Transaction Reports. Each Access Person is required to report any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership within 30 days after the end of the calendar quarter. The Access Person must notify a Review Officer or the CCO of their selected broker to ensure receipt of confirms of all transactions placed in any Covered Account by the Review Officer or the CCO. Each such report shall contain the following information: (i) the date of the transaction and the title, the interest rate and maturity (if applicable) and quantity of the Covered Security involved; (ii) the nature of the transaction (i.e. purchase, sale or other type of acquisition or disposition); (iii) the price at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through whom the transaction was effected; and (v) the date the report was submitted. To the extent the information in the report would duplicate information contained in broker trade confirmations or account statements, the Access Person need not make Quarterly Transaction Reports. With respect to any account established during the quarter, the report shall contain the following information: (i) the name of the broker, dealer or bank with whom the account was established; (ii) the date the account was established; and (iii) the date that the report was submitted. Any Access Person may file with a Review Officer or the CCO a written statement that the reporting of a specified Covered Security as required hereby shall not be construed as an admission by that Access Person that he or she has any direct or indirect beneficial ownership in such securities.

D. Independent Directors. Under the Rule, each Independent Director (that is, one who is not an “interested person” of the Fund as defined in the 1940 Act) must within 10 days after the end of each calendar quarter file a report (which is to be filed with a Review Officer or the CCO) as to Covered Transactions; however, such a report need be made as to a particular Covered Security only if the

Director at the time of that transaction knew, or in the ordinary course of fulfilling his or her official duties as a Director of the Fund should have known, that, during the 15 day period immediately preceding or after the Covered Transaction, the Covered Security is or was purchased or sold by the Fund or was “considered” for such purchase or sale. (See below for a statement as to when, for the purposes of this Code, such a purchase or sale is under consideration).

PROHIBITIONS AGAINST FRAUD, DECEIT, AND MANIPULATION:

No Access Person shall indirectly or directly:

•	employ any device, scheme or artifice to defraud a client;

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make to such client any untrue statement of a material fact or fail to state a material fact necessary in order to make the statements made to such client, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon such client; or

•	engage in any manipulative practice with respect to such client.

The above prohibited activities shall at all times include, but shall not be limited to, the following:

•	purchasing or selling Covered Securities on the basis of material non-public information;

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knowingly purchasing or selling, directly or indirectly, Covered Securities in such a way as to compete personally in the market with the firm’s clients, or acting personally in such a way as to impose a detriment upon the transactions of the firm’s clients; and

•

with respect only to persons making recommendations, using knowledge of securities transactions by the firm’s clients, including securities being considered for purchase or sale, to profit personally, directly or indirectly, by the market effect of such transactions.

CONFLICTING ACTIVITIES:

A.	Conflicting Transactions. No Access Person who is aware (or should be aware) that a client is purchasing or selling a particular Covered Security or has such a purchase or sale under consideration may, in relation to that security, engage in any activities for his or her Beneficial Ownership.

For the purposes of this Code, a purchase or sale of a Covered Security or under consideration of purchase or sale of a Covered Security means:

(i)	when a Covered Security is recommended for purchase or sale;

(ii)	when a decision has been made, though not yet implemented, to make such purchase or sale; or

(iii)	with respect only to a person making a recommendation, when such a person seriously considers making such a recommendation.

B.	Conflicting Duties. Access Persons may not serve on a Board of Directors of publicly traded companies or otherwise undertake any special duties or responsibilities to companies in which the firm’s clients may invest, without receiving the prior approval by a Review Officer or the CCO.

C.	Prohibition on Accepting Gifts. No Investment Person shall receive any gift other than proper and customary business amenities. Amenities considered permissible include occasional meals, social gatherings or meetings conducted for business purposes and gifts in the nature of promotional materials, such as a pen, calendar, umbrella or the like, which are inscribed with the giver’s name or a business message.

PRE-CLEARANCE REQUIREMENTS:

A.	All Access Persons must pre-clear any proposed transactions involving Covered Security prior to proceeding with the transaction in accordance with the requirements of the “Employee Personal Securities Transaction Policy” (Exhibit 1).

B.	Pre-clearance approval is valid from the time in which Trading Desk approval was received until the next close of the market on which the security trades. (e.g., Overseas market: a. trading desk approval granted at 1:00 p.m. EST on a particular day, the overseas market has already closed for such day therefore, the approval is valid until the overseas market closes on the following business day; b. trading desk approval granted at 10:45 a.m. EST and the overseas market closing at 11:00 a.m. EST therefore, order must be placed before 11:00 a.m. EST or trading desk approval must be received again for the next day Domestic market: trading desk approval granted at 1:00 p.m. EST on a particular day, the domestic market closes at 4:00 p.m. EST therefore, the approval is valid only until 4:00 p.m. EST on such day).

C.	Approval from the Trading Desk for Limit Orders are only valid for one day therefore, if the order is not placed that day, approval must be obtained by the Trading Desk daily until such order has been executed.

D.	IPOs & Limited Offerings: An Access Person must first obtain approval from the Trading Desk and then upon such approval consult with a Review Officer or the CCO before acquiring beneficial ownership of any securities offered in connection with an Initial Public Offering or Limited Offering (as defined in Appendix B).

PLEASE NOTE: The following Activities may involve unique considerations, but nonetheless require pre-clearance by a Review Officer (as defined in Appendix C) or the CCO:

•	Purchases and Sales of Unit Investment Trusts (“UITs”);

•	Purchases and Sales of Exchange-Traded Funds (“ETFs”);

•	Purchases and Sales of Non-U.S. Government Bonds (including corporate bonds, municipal bonds, etc.); and

•	Purchases and Sales of Accelerated Return Notes (“ARNs”).

INVESTMENT PERSON ONLY: Investment Person is defined in Appendix B

Holding Period:

An Investment Person is prohibited from selling a Fund Security within 60 calendar days from date of purchase.

For example, if an Investment Person buys 100 shares of XYZ stock on March 1, 1998 and another 100 shares of XYZ stock on March 1, 2000, he or she may not sell any shares of XYZ stock for 60 calendar days following March 1, 2000, if the security is currently held in the Fund.

The 60-day Rule “clock” restarts EACH time the Investment Person trades that Fund Security.

Note: The 60 day holding requirement does not apply if at the time of purchase, the Covered Security’s market capitalization was in excess of $5 billion.

The following activities would not require pre-clearance, but duplicate confirmations must still be provided:

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purchases or sales for stock or REITs with a market capitalization that exceeds $5 billion at the time of the transaction. Access www.nasdaq.com or www.bloomberg.com to confirm market capitalization. Forward to a Review Officer or the CCO a copy of your verification when the market capitalization is between $5-6 billion;

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purchases by an Access Person’s spouse pursuant to a payroll deduction plan, provided that, a Review Officer or the CCO has been previously notified by the Access Person that the spouse will be participating in the payroll deduction plan;

•	exercise of stock option of corporate employer by spouse;

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purchases effected through an established Dividend Reinvestment Plan (“DRP”), provided that, a Review Officer or the CCO is first notified by the Access Person that he or she will be participating in the DRP. An Access Person’s purchase of share(s) of the issuer to initiate participation in the DRP or an Access Person’s purchase of shares in addition to those purchased with dividends AND any sale of shares from the DRP MUST receive pre-clearance;

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purchases effected through a systematic investment plan involving the automatic investment of a set dollar amount on predetermined dates, provided that a Review Officer or the CCO has been previously notified by the Access Person that he or she will be participating in the plan. An Access Person’s purchase of securities of the issuer to initiate participation in the plan AND any sale of shares from such a plan MUST receive prior clearance;

•	purchases or sales over which the person has no influence or control (including transactions within a managed account solely for tax purposes undertaken by the discretionary manager);

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purchases or sales which are non-volitional on the part of the person, including purchases or sales upon the exercise of puts or calls written by the person and sales from a margin account to a bona fide margin call;

•	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer; or

•	sales in mandatory tenders.

Construction and Administration of this Code. This Code shall be administered by the CCO in consultation with the Fund’s CCO. The CCO (or, in certain cases, a person designated by the CCO) shall have the following duties:

A.	The Fund shall institute procedures to ensure that each person who becomes an Access Person is identified and informed of the Code and in their reporting obligations. The procedures shall require:

•	a signed certification from each Access Person that he or she has read, and understands, the Code,

•	that each Access Person be notified of the transaction reporting and holding reporting requirements,

•	that each Access Person be notified to submit their holdings report within 10 days after such notification of becoming an Access Person, and

•

that an annual certification be provided by each Access Person to the effect that the Access Person, within the most recent year, complied fully with the Code and met all of the reporting requirements under the Code.

B.	A Review Officer will review all Pre-Clearance Authorization Request Forms and make a determination as to whether a transaction should be approved, in each instance based upon the standards of this Code and the related Compliance and Surveillance Procedures. The Review Officer will create a written report detailing any approval(s) granted to an Access Person for the purchase of securities offered in connection with an Initial Public Offering or Limited Offering. Such reports must include the rationale supporting any decision to approve such a purchase.

C.	On a periodic basis, which shall be at least annually, a Review Officer shall review transactions by, and holdings of, Access Person and Investment Person in light of Covered Securities purchased or sold by the firm’s clients including the Fund for patterns of trading activity that evidence a possible violation of the Code. Such reviews shall be conducted in accordance with the standards of this Code and the related Compliance and Surveillance Procedures. Review Officers who are Access Persons will submit their own reports, as may be required, to an alternate Review Officer who shall fulfill the duties of the Review Officer with respect to the Review Officer’s reports.

D.	If a Review Officer determines, based on a review conducted under paragraph C above, that a material violation of the Code may have occurred or may occur, the Review Officer shall contact the relevant Access Person and provide an opportunity to supply explanatory material.

E.	All Supervised Persons are required to report any violations of the Code. The CCO shall review any matters related to violations or potential violations of the Code. In the event that the CCO determines that a late filing of, or unintended inaccuracy in, a report or other instance of non-compliance did not reflect a violation of the general standards of the Code and presented no risk of harm to its clients, including the Fund, the CCO in consultation with the Fund’s CCO, if applicable, may determine that such violation is not material. In such case, the CCO in consultation with the Fund’s CCO, if applicable, may determine that no further action is warranted other than to remind the relevant Access Person of the requirements of the Code and require such additional assurances of full compliance as the CCO determines may be appropriate. Any such event and determination by the CCO shall nonetheless be subject to the recordkeeping requirements concerning violations, as set forth below in this Code.

F.	If the CCO in consultation with the Fund’s CCO, if applicable, finds that a material Code violation has occurred, or believes that a material Code violation may have occurred, the CCO must submit a written report, including the full details of any investigation, together with any explanatory material provided by the relevant Access Person, to the Board of Managers or in lieu of the Board of Managers, a member of such. The Board of Managers or in lieu of the Board of Managers, a member of such will have the final authority to make any determination as to whether an Access Person materially violated the Code.

G.	At least annually, and on an as-needed basis, in addition to the reports required to be made under paragraph F above, the CCO should report to the Board of Managers concerning: (i) the CCO’s (in consultation with the Fund’s CCO, if applicable) evaluation of the Code and any recommendations for improvement, including a summary of whether the existing procedures under the Code and the related Compliance and Surveillance Procedures appear to be sufficient to detect violations of the Code; (ii) any series of related or unrelated violations that the CCO (in consultation with the Fund’s CCO, if applicable) views as being non-material when considered separately, but which raise a material issue under the Code when considered in the aggregate; and (iii) the specifics of any additional efforts that may be necessary or appropriate to educate Access Persons regarding the Code.

Resolution/Sanctions. If the Board of Managers or in lieu of the Board of Managers, a member of such determines that an Access Person committed a material violation of the Code, the Board of Managers may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits, issuance of a letter of censure, or the suspension or termination of employment. In its discretion, the Board of Managers may submit the resolution of any such matter, including any sanctions, to the Fund’s Board of Directors for approval at the next regularly scheduled Board of Directors’ meeting unless circumstances warrant an earlier report in sole discretion of the Board of Managers or in lieu of the Board of Managers, a member of such.

Annual Written Reports to the Board. At least annually, the CCO will provide written reports to the Fund’s Board of Directors as follows:

A.	Issues Arising Under the Code. The reports must describe any material issue(s) that arose during the previous year under the Code or procedures related thereto, including any material Code or material procedural violations, and any resulting sanction(s).

B.	The CCO or the Board of Managers, as appropriate, in consultation with the Fund’s CCO, if applicable, may report to the Board of Directors of the Fund more frequently as they deem necessary or appropriate and shall do so as requested by the Board.

C.	Certification. Each report must be accompanied by a certification to the Board of Directors that MNZ has adopted procedures reasonably necessary to prevent their Access Persons from violating the Code by the CCO.

Recordkeeping. The Fund will maintain the records set forth below. These records will be maintained in accordance with Rule 31a-2 under the 1940 Act and the following requirements. They will be available for examination by representatives of the Securities and Exchange Commission and other regulatory agencies.

A.	A copy of MNZ’s code of ethics that is in effect or at any time within the past five years was in effect must be preserved in an easily accessible place.

B.	A record of any Code violation and of any actions taken as a result of the violation, must be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

C.	A copy of each report submitted under this Code, including any information provided in lieu of any such reports made under the Code, will be preserved for a period of at least five years from the end of the fiscal year in which it is made or the information provided, for the first two years in an easily accessible place.

D.	A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place.

E.	A copy of each annual report to the Board of Directors of the Fund required by this Code must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

F.	MNZ must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an Initial Public Offering or Limited Offering by any Access Person after the end of the fiscal year in which the approval is granted.

G.	The Code will be disclosed in accordance with the requirements of Form N-1A.

APPENDIX A

The purpose of this Appendix is to discuss the circumstances in which the Access Person has a “direct or indirect beneficial interest” in a security, or in a securities account. This question is to be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder.

Under Rule 17j-1 of the 1940 Act and Rule 204A-1 of the Advisers Act, an Access Person need not report “with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.” For the purposes of the Code, an Access Person may not report an account which would otherwise be a Covered Account by filing with the CCO a statement indicating lack of influence and control as stated above together with such other documents as the CCO may require demonstrating such lack of influence or control.

The general categories of types of beneficial ownership may be summarized as follows: (i) direct ownership; (ii) securities held by others for the benefit of the Access Person; (iii) securities held by certain family members; and (iv) securities held by certain estates, trusts, corporations or partnerships.

(i)	Direct Ownership. This includes securities registered in the name of an Access Person and bearer securities of which the Access Person is the bearer.

(ii)	Securities Held by Others for the Benefit of an Access Person. This involves, in general, any agreement, arrangement or understanding under which an Access Person derives benefits substantially equivalent to those of ownership. This category would include, but not be limited to, securities held by pledges, custodians and brokers.

(iii)	Securities Held by Certain Family Members. The SEC has indicated that the “beneficial ownership” of an Access Person extends to securities owned (see below) by a wife or husband of that Access Person, by a minor child or by other relatives (i) sharing the same household, or (ii) not sharing same household but whose investments the Access Person directs or controls. That ownership by relatives may direct (i.e., in their own name) or in one or more of the indirect ways described in this Appendix. This beneficial ownership position of the SEC is not affected by whether or not the assets being invested are the separate property of the relative; however, an Access Person may, as described in the Code, disclaim beneficial ownership of any particular securities and also may, as described in this Appendix, remove from the category of Covered Accounts over which the Access Person has no direct or indirect influence or control. With respect to temporary employees and interns, such temporary employees and interns will only need to disclose any covered accounts in their own name, unless they are married.

(iv)	Securities Held by Estates, Etc. An Access Person may also have a beneficial interest in securities held by estates, trusts, partnerships or corporations. Access Persons who are (i) settlors (i.e., creators), trustees or beneficiaries of a trust; (ii) executors or administrators of, or beneficiaries or legatees of, an estate; (iii) partners of a partnership, or (iv) directors, officers or substantial shareholders of a corporation, which, in each case, invests in Covered Securities, are required to obtain a determination from the CCO as to whether the accounts in question are Covered Accounts. In making any such determination, the CCO may rely on the advice of counsel.

APPENDIX B

1.	“Access Person” means: Any Supervised Persons

(i)	Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or;

(ii)	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

2.	“Investment Person” means:

(i)	Any Supervised Person (or of any company in a control relationship) who, in connection with his or her regular functions or duties, has the power or is a member of a group that has the power, to authorize or recommend a purchase or sale of a Covered Security; provided that any individual performing portfolio and securities selection activities shall be deemed an Investment Person; or

(ii)	Any natural person who is in a control relationship to the Fund, MNZ or the Fund’s investment adviser who obtains a recommendation of a Covered Security that is being considered for purchase or sale in the Fund.

3.	“Beneficial Ownership” means:

For the purposes of the Code, an Access Person has a Beneficial Ownership if the Access Person has direct or indirect pecuniary interest in a financial instrument or account through any contract, arrangement, understanding, relationship or otherwise. An Access Person has an indirect Beneficial Ownership if securities are held by members of such person’s immediate family sharing the same household. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships.

4.	“Initial Public Offering” means:

An offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”).

5.	“Limited Offering” means:

An offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, 505 or 506.

6.	“Federal Securities Laws” means:

The 1933 Act, the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Billey Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

7.	“Reportable Funds” means:

(i) Any fund for which MNZ serves as an investment adviser as defined in section 2(a)(20) of the 1940 Act; or

(ii) Any fund whose investment adviser or principal underwriter controls MNZ, is controlled by MNZ, or is under common control with MNZ.

APPENDIX C

MNZ’s Chief Compliance Officer:	Matthew Zisler
The Fund’s Chief Compliance Officer:	Jodi Hedberg
Chief Compliance Officer of Manning & Napier Advisors, Inc.:	Reuben Auspitz

Review Officers:	Richard Yates, Chief Legal Officer of MNZ
Any member of the Compliance Department designated by the Chief Legal Officer of MNZ